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                                                                   Exhibit 99(J)

                        Consent of Independent Auditors



To the Shareholders and Board of Trustees of Consulting Group Capital Markets Funds:

We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated May 15, 2002, on the statement of assets and liabilities for Multi-Strategy Market Neutral Investments of Consulting Group Capital Markets Funds. (the "Fund") as of March 31, 2002, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the two-year period then ended and for the period May 10, 1999 (commencement of operations) to March 31, 2000. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Counsel and Auditors" in the Statement of Additional Information.

                                                    KPMG LLP

New York, New York
July 25, 2002